ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH

OTCBB:APCSF

ALDA PRODUCTS NOW AVAILABLE AT MARKETPLACE IGA

November 25, 2009 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that T36® Antiseptic Hand Sanitizer is now available through Marketplace IGA which has 42 stores located throughout British Columbia. Dr. Terrance Owen, President & CEO states, “Selling through Marketplace IGA is another important step for ALDA. We are pleased that our customers will be able to purchase our products in the communities served by Marketplace IGA now that the H1N1 pandemic is in full swing.”

About Marketplace IGA (www.marketplaceiga.com)

Marketplace IGA serves 30 communities in British Columbia by searching for the best local growers, premium ingredients and fresh picks from land and sea, bringing its customers quality choices of meats, seafood, produce, deli products, baked goods, fresh cut flowers and personal care products, the category in which T36® Antiseptic Hand Sanitizer will be found. With a long history in BC, Marketplace IGA has become a trusted source of quality products across the entire province.

About ALDA Pharmaceuticals Corp. (www.aldacorp.com)

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

Sales Management:   604-521-8300
Diane Mann, Account Executive:

Extension 4

diane_mann@aldacorp.com

Adriana Cikojevic, Account Manager

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adriana_cikojevic@aldacorp.com

Tracy Haubrich, Account Manager

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tracy_haubrich@aldacorp.com

Retail Sales

Marketplace IGA (www.marketplaceiga.com/locator.aspx)

Commercial Sales

Acklands-Grainger Inc. (www.acklandsgrainger.com)

Investor Relations

Scott Young

604-377-5781

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com